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                    SUPPLEMENT NO. 2 DATED DECEMBER 2, 1996
                     TO PROSPECTUS DATED SEPTEMBER 16, 1996
                         RELATING TO 482,377 SHARES OF
                         RENAL TREATMENT CENTERS, INC.
                          COMMON STOCK, $.01 PAR VALUE


     All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated September 16, 1996, as supplemented by Supplement No. 1 dated November 4, 1996, forming a part of Form S-3 Registration Statement No. 333-10841.

     Scott E. Dean, M.D., a Selling Stockholder, has transferred 700 of the 29,685 shares of Common Stock beneficially owned by him and covered by the Prospectus to a trust created for the benefit of his minor children, the Dean Minors Trust of 1996 (the "Dean Trust"). Frank B. Martin, an employee of the Company, is the trustee of the Dean Trust, and has sole voting and investment power with respect to these 700 shares of Common Stock. Dr. Dean retains sole voting and investment power with respect to the remaining 28,985 shares of Common Stock. The definition of "Selling Stockholders" in the Prospectus is amended hereby to include the Dean Trust. With the exception of Mr. Martin's employment by the Company, neither the Dean Trust, nor any trustee or beneficiary thereof, is now, or ever has been, an officer, director or employee of the Company, nor does any such person have any other relationship with the Company.